EXHIBIT 99.2

GENENTECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,

	2005	2004

Revenues:
Product sales	$1,186,002	$763,700
Royalties	231,915	154,097
Contract revenue	43,661	57,338

Total operating revenues	1,461,578	975,135

Costs and expenses:
Cost of sales	251,041	114,480
Research and development	243,240	190,345
Marketing, general and administrative	315,214	247,314
Collaboration profit sharing	176,277	126,431
Recurring charges related to redemption	34,482	38,209
Special items: litigation-related	11,256	13,399

Total costs and expenses	1,031,510	730,178

Operating margin	430,068	244,957

Other income, net(1)	16,396	22,321

Income before taxes	446,464	267,278
Income tax provision	162,290	90,691

Net income	$284,174	$176,587

Earnings per share:
Basic	$0.27	$0.17

Diluted	$0.27	$0.16

Weighted average shares used to compute earnings per share:
Basic	1,046,832	1,055,198

Diluted	1,067,071	1,081,628

___________________
(1)

"Other income, net" includes realized gains and losses from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. In addition, "other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

GENENTECH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31,

	2005	2004

Selected balance sheet data:
Cash, cash equivalents and short-term investments	$1,904,732	$1,637,821
Accounts receivable - product sales, net	688,480	367,413
Accounts receivable - royalties, net	229,203	174,497
Accounts receivable - other, net	152,826	98,405
Inventories	565,597	524,729
Long-term marketable securities and other	800,395	1,654,985
Property, plant and equipment, net	2,230,957	1,679,549
Goodwill	1,315,019	1,315,019
Other intangible assets	635,216	765,415
Long-term assets	964,562	769,221
Total assets	9,699,469	9,163,966
Total current liabilities	1,292,503	717,119
Total liabilities	2,695,458	2,056,716
Total stockholders' equity	7,004,011	7,107,250

Year-to-date:
Capital expenditures	$143,942	$97,707

Total GAAP depreciation and amortization expense	87,929	78,975

GENENTECH, INC. NET PRODUCT SALES DETAIL (in thousands) (unaudited)

	Three Months Ended March 31,

	2005	2004

Net US Sales:
Rituxan	$440,550	$361,808
Herceptin	129,630	108,695
Avastin	202,855	38,127
Growth Hormone	89,868	83,965
Thrombolytics	50,567	44,265
Pulmozyme	43,983	38,015
Xolair	65,263	29,853
Raptiva	16,645	6,291
Tarceva	47,585	-

Total US Sales	$1,086,946	$711,019

Net Sales to Collaborators:
Rituxan	$33,050	$38,822
Herceptin	10,888	4,768
Avastin	11,632	-
Growth Hormone	2,220	1,505
Thrombolytics	3,003	1,959
Pulmozyme	7,763	5,417
Xolair	3,334	210
Raptiva	7,470	-
Enbrel	19,696	-

Total Sales to Collaborators	$99,056	$52,681

Total Net Product Sales	$1,186,002	$763,700